As filed with the Securities and Exchange Commission on September 13, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nextel Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3939651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2001 Edmund Halley Drive

Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard J. Kennedy, Esq.

Senior Vice President and General Counsel
Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Stater, Esq.

Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308-3242
(404) 521-3939

    Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Calculation Of Registration Fee

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per unit(1)	offering price	registration fee

6% Convertible Senior Notes due 2011.	$1,000,000,000	100%	$1,000,000,000	$250,000(2)

Class A Common Stock, par value $.001 per share, underlying the convertible notes	(3)	(3)	(3)	(4)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act of 1933.

(2)	This filing fee is offset pursuant to Rule 457(p) against the $248,649 filing fee previously paid by Nextel International, Inc., a substantially wholly owned subsidiary of the registrant, in connection with its registration statement on Form S-1 (file no. 333-44060), originally filed on August 17, 2000. The balance of $1,351 is being paid concurrently with this filing.

(3)	The number of shares of common stock to be issued upon conversion of the convertible notes based on an initial conversion price of $23.84 per share is 41,950,708. In addition, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible notes, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions, and otherwise in accordance with the indenture.

(4)	Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the registrant’s common stock issuable upon conversion of the convertible notes.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and neither we nor the selling security holders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 13, 2001

PROSPECTUS

$1,000,000,000

Nextel Communications, Inc.

6% Convertible Senior Notes Due 2011

     This prospectus relates to the offering of our 6% convertible senior notes due 2011 and the shares of our common stock issued upon conversion of the convertible notes (41,950,708 shares at the current conversion price). The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any cash proceeds from the selling security holders’ sales of these securities.

The Convertible Notes

•	Interest is payable on the convertible notes on each June 1 and December 1.

•	Holders may convert the convertible notes into our common stock at any time before June 1, 2011 or the earlier redemption or repurchase of the convertible notes, at a conversion price of $23.84 per share, subject to adjustment in specified events. Changes in the conversion price, if any, and the number of shares issuable upon conversion as a result of any change, will be set forth in a supplement to this prospectus.

•	On or after June 4, 2004, we may redeem any of the convertible notes at the redemption prices listed in this prospectus, plus accrued interest.

•	There is currently no established market for trading in the convertible notes.

The Common Stock

•	Our common stock is listed on the Nasdaq National Market under the symbol “NXTL.”

•	On , 2001, the last reported sale price of our common stock was $ .

      As a prospective purchaser of these securities, you should carefully consider the discussion of “Risk Factors” that begins on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved the convertible notes or common stock to be distributed under this prospectus, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2001

REFERENCES TO ADDITIONAL INFORMATION

      As used in this prospectus, “Nextel”, “we”, “us” and “our” refer to Nextel Communications, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we filed with the Securities and Exchange Commission and incorporated by reference into this prospectus by requesting the documents, in writing or by telephone, from the Securities and Exchange Commission or from:

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, Virginia 20191 Attention: Investor Relations Telephone: (703) 433-4300

See “XII. Where You Can Get More Information.”

      “Nextel”, “Nextel Direct Connect”, “Nextel Worldwide” and “Nextel Wireless Web” are trademarks or service marks of Nextel. “Motorola” and “iDEN” are trademarks or service marks of Motorola, Inc.

ii

I.	SUMMARY	1

	A. Nextel	1

	B. Use of Proceeds	2

	C. The Convertible Notes	2

	D. Summary Consolidated Financial Information	2

II.	RISK FACTORS	5

	A. Risk Factors Relating to Nextel	5

	B. Risk Factors Relating to the Convertible Notes	14

	C. Our Forward-Looking Statements Are Subject to a Variety of Factors That Could Cause Actual Results to Differ Materially from Current Beliefs	16

III.	USE OF PROCEEDS	17

IV.	SELLING SECURITY HOLDERS	17

V.	DESCRIPTION OF THE CONVERTIBLE NOTES	19

	A. General	19

	B. Form, Denomination and Registration	20

	C. Conversion of the Convertible Notes	22

	D. Optional Redemption by Nextel	24

	E. Repurchase at the Option of the Holder	25

	F. Events of Default; Notice and Waiver	26

	G. Modification of the Indenture	27

	H. Information Concerning the Trustee	27

	I. Notices	27

VI.	DESCRIPTION OF CAPITAL STOCK	27

	A. General	28

	B. Common Stock	28

	C. Preferred Stock	30

	D. Relevant Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law	32

VII.	DILUTION	33

VIII.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	34

IX.	PLAN OF DISTRIBUTION	37

X.	LEGAL MATTERS	38

XI.	EXPERTS	38

XII.	WHERE YOU CAN GET MORE INFORMATION	38

	A. Available Information	38

	B. Incorporation of Documents by Reference	39

iii

I.  SUMMARY

      This summary highlights basic information about Nextel and the securities offered by the selling security holders, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes appearing elsewhere and incorporated by reference in this prospectus.

A.  Nextel

Overview

      We provide a wide array of digital wireless communications services throughout the United States. We offer a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Our digital mobile network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. This digital technology, developed by Motorola, is referred to as integrated Digital Enhanced Network, or iDEN, technology.

      A customer using our digital mobile network is able to access:

•	digital mobile telephone service;

•	digital two-way radio dispatch service, which is marketed as “Nextel Direct Connect” service;

•	the Internet, mobile messaging services, e-mail and advanced business applications, which are marketed as “Nextel Wireless Web” services;

•	advanced calling features, such as three-way calling, voicemail, call forwarding and additional line service;

•	international roaming capabilities, which are marketed as “Nextel Worldwide”; and

•	text and numeric paging.

      In addition to our domestic operations, we have ownership interests in international wireless companies through our substantially wholly owned subsidiary, Nextel International, Inc. Nextel International, through its subsidiaries, provides wireless communications services in and around various major metropolitan market areas in Latin America and the Philippines, referred to as its managed markets. Additionally, Nextel International has investments in wireless communications providers in Canada and Japan and owns analog specialized mobile radio companies in Chile.

      As of June 30, 2001:

•	we provided service to about 7,684,400 digital handsets in the United States;

•	our digital mobile network and the compatible digital mobile network of Nextel Partners, Inc., our affiliate providing service in small and medium sized markets, was operational in 188 of the top 200 metropolitan statistical areas in the United States; and

•	Nextel International provided service to about 1,044,400 digital handsets in its managed markets.

Recent Developments

      In August 2001, we purchased in private placement transactions an aggregate of $241 million principal amount of Nextel International’s 12.125% senior serial redeemable discount notes due 2008, $422 million principal amount of Nextel International’s 13% senior redeemable discount notes due 2007, and $194 million principal amount of Nextel International’s 12.75% senior serial redeemable notes due 2010 in exchange for shares of our common stock.

      In September 2001, Paul Saleh, formerly Senior Vice President and Chief Financial Officer of Walt Disney International, was appointed our Executive Vice President and Chief Financial Officer. He replaces John S. Brittain, Jr., who remains our Vice President and Treasurer.

      Our principal executive and administrative facility is located at 2001 Edmund Halley Drive, Reston, Virginia 20191, and our telephone number is (703) 433-4000.

B.  Use of Proceeds

      We will not receive any cash proceeds from the sale of the securities being offered by the selling security holders.

C.  The Convertible Notes

Securities Offered	$1,000,000,000 principal amount of 6% convertible senior notes due June 1, 2011. See “V. Description of the Convertible Notes.”

Interest	6% per year on the principal amount, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2001. The first interest payment will include interest from May 29, 2001.

Conversion	The convertible notes will be convertible into our common stock at the option of the holder at any time before redemption, repurchase or maturity at a conversion price of about $23.84 per share, subject to adjustment in specified events. See “V. Description of the Convertible Notes — C. Conversion of the Convertible Notes.”

Optional Redemption	At any time on or after June 4, 2004, we may redeem the convertible notes. The initial redemption price is 104% of the principal amount, plus accrued interest. The redemption price will decline on June 1 of each year, beginning on June 1, 2005, as set forth in “V. Description of the Convertible Notes — D. Optional Redemption by Nextel.”

Fundamental Change	Upon the occurrence of any “Fundamental Change,” as described in this prospectus, and before the maturity or redemption of the convertible notes, each holder will have the right to require us to repurchase all or any part of that holder’s convertible notes at a price equal to 100% of the principal amount of the convertible notes being repurchased, plus accrued interest. See “V. Description of the Convertible Notes — E. Repurchase at the Option of the Holder.”

Sinking Fund	None.

Ranking	The convertible notes will rank equally with all of our other unsubordinated, unsecured indebtedness and will be effectively junior to all of our secured indebtedness. The convertible notes also will be effectively junior to all liabilities of our subsidiaries. At June 30, 2001, Nextel Communications had $9.2 billion of debt that ranked equally with the convertible notes, and our subsidiaries had $10.34 billion of debt, including capital lease and finance obligations, and current liabilities.

Nasdaq Symbol for Common Stock	NXTL.

Risk Factors	You should read the “Risk Factors” section beginning on page 5 of this prospectus as well as the other cautionary statements throughout the entire prospectus, to ensure that you understand the risks associated with an investment in the convertible notes and the common stock.

D.  Summary Consolidated Financial Information

      The financial information below for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from our audited consolidated financial statements. The financial information as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 has been derived from our unaudited condensed consolidated financial statements. This information reflects all adjustments necessary for the fair presentation of this information. All of these adjustments were normal and recurring, except for the effect of the change in accounting principle described below on the six months ended June 30, 2000. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with our historical financial statements contained in reports filed with the Securities and Exchange Commission. See “XII. Where You Can Get More Information — A. Available Information.”

      Change in accounting principle. Effective January 1, 2000, we adopted the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” Based upon this guidance, we changed our revenue recognition method. We now recognize handset sales as operating revenues on a straight-line basis over periods of up to four years, the estimated customer relationship periods. Costs of handset sales are recognized over the same periods in amounts equivalent to the revenues recognized from the handset sales. The direct and incremental handset costs in excess of the revenues generated from handset sales are expensed immediately as these amounts exceed our minimum contractual revenues. Under the prior method of accounting, we recognized revenues from sales and related costs of handsets sold when title passed to the customer.

      We have accounted for the adoption of SAB No. 101 as a change in accounting principle and therefore have not restated the financial statements of years prior to 2000. Additional information regarding this accounting change can be found in note 1 to the consolidated financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2000.

      For all periods presented, we have classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. We had previously classified these amounts within selling, general and administrative expense.

      Other (expense) income, net. As more fully discussed in note 4 to the consolidated financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2000, other (expense) income, net in 2000 includes a $275 million gain realized from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS Corporation as a result of the acquisition of Clearnet by TELUS. Other (expense) income, net in 2001 includes a $55 million foreign currency transaction loss primarily related to the weakening of the Brazilian real relative to the U.S. dollar.

      Income tax provision. In 1997, due to operating losses and the change in useful lives of some intangible assets, we increased our valuation allowance for deferred tax assets resulting in a tax provision of $259 million.

      Ratio of earnings to fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges less capitalized interest, equity in losses of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount; and

•	the portion of rental expense we believe is representative of interest.

      The deficiency of earnings to cover fixed charges for the year ended December 31, 1996 was $0.89 billion, for the year ended December 31, 1997 was $1.34 billion, for the year ended December 31, 1998 was $1.77 billion, for the year ended December 31, 1999 was $1.29 billion, for the year ended December 31, 2000 was $0.69 billion, for the six months ended June 30, 2000 was $0.50 billion and for the six months ended June 30, 2001 was $0.79 billion.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1996	1997	1998	1999	2000	2000	2001

	(in millions, except per share and ratio amounts)

Statement of operations data

Operating revenues	$462	$985	$2,295	$3,786	$5,714	$2,540	$3,623

Cost of revenues	402	686	1,218	1,579	2,172	962	1,382

Selling, general and administrative	305	711	1,297	1,672	2,278	1,060	1,473

Restructuring charge	—	—	—	—	—	—	22

Depreciation and amortization	401	526	832	1,004	1,265	583	821

Operating loss	(646)	(938)	(1,052)	(469)	(1)	(65)	(75)

Interest expense, net	(206)	(378)	(622)	(782)	(849)	(392)	(582)

Other (expense) income, net	(11)	7	(37)	(47)	106	(79)	(111)

Income tax benefit (provision)	307	(259)	192	28	33	16	27

Loss before extraordinary item	(556)	(1,568)	(1,519)	(1,270)	(711)	(520)	(741)

Extraordinary item — loss on early retirement of debt, net of income tax of $0	—	(46)	(133)	(68)	(104)	(104)	—

Mandatorily redeemable preferred stock dividends	—	(29)	(149)	(192)	(209)	(103)	(113)

Loss attributable to common stockholders	$(556)	$(1,643)	$(1,801)	$(1,530)	$(1,024)	$(727)	$(854)

Loss per share attributable to common stockholders, basic and diluted:

Loss before extraordinary item attributable to common stockholders	$(1.25)	$(3.21)	$(2.99)	$(2.29)	$(1.21)	$(0.83)	$(1.12)

Extraordinary item	—	(0.09)	(0.24)	(0.10)	(0.14)	(0.14)	—

	$(1.25)	$(3.30)	$(3.23)	$(2.39)	$(1.35)	$(0.97)	$(1.12)

Weighted average number of common shares outstanding	446	498	557	639	756	751	765

Other financial data

Ratio of earnings to fixed charges (see discussion above)	—	—	—	—	0.52x	0.23x	0.06x

	December 31,
						June 30,
	1996	1997	1998	1999	2000	2001

Balance sheet data

Cash, cash equivalents and short-term investments, including restricted portion	$145	$433	$321	$5,808	$4,674	$4,736

Property, plant and equipment, net	1,804	3,226	4,915	6,152	8,791	9,792

Intangible assets, net	4,143	4,875	5,183	4,889	5,982	6,501

Total assets	6,472	9,228	11,573	18,410	22,686	24,152

Long-term debt, capital lease and finance obligations, including current portion	2,785	5,046	7,719	11,503	14,731	17,282

Mandatorily redeemable preferred stock	—	529	1,578	1,770	1,881	1,994

Stockholders’ equity	2,809	1,913	230	2,574	2,028	1,024

II. RISK FACTORS

      You should carefully consider the risk factors listed below, as well as the other information included and incorporated by reference in this prospectus, before making an investment decision.

A.  Risk Factors Relating to Nextel

1.	We have a history of net losses and negative cash flow and may not be able to satisfy our cash needs from operations.

      Since we began operations in 1987, we have never generated sufficient cash flow from operations to fund our business and its expansion. If we cannot achieve profitability, we may not be able to meet our debt service, working capital or other cash needs. We expect that losses will continue for the next several years as we build, expand and enhance our digital mobile network. We do not know when, if ever, our cash flows from our internal business operations will support our growth and continued operations. We had losses attributable to common stockholders of $1.02 billion during 2000 and $0.85 billion for the six months ended June 30, 2001. Our accumulated deficit was $7.3 billion at June 30, 2001.

2.	If we cannot obtain additional funds when needed, we may not be able to implement our business plan.

      Our long-term cash needs may be much greater than our cash on hand and availability under our existing financing agreements. We may not be able to raise additional financing when needed, on acceptable terms or at all. As a result, we cannot be sure that we will have adequate capital to:

•	implement future expansion and enhancement of our digital mobile network, including offering contemplated “third generation” or “3G” mobile wireless services;

•	maintain our current levels of operation;

•	meet our debt service requirements, including payment of interest and principal payments on the convertible notes; or

•	pursue strategic acquisitions or other opportunities to increase our spectrum holdings, including those necessary to support or provide “3G” mobile wireless services.

      Our failure to timely achieve each of these goals could result in the delay or abandonment of some or all of our development, expansion and acquisition plans and expenditures, which could have an adverse effect on us.

      Our bank credit facility as in effect on June 30, 2001 provided for total secured financing capacity of up to $6.0 billion, provided we satisfy financial and other conditions. As of June 30, 2001, we had borrowed $4.5 billion of this secured financing. Our ability to access the availability under our revolving credit facility is limited by various financial covenants and ratios, including the ratio of our total debt to operating cash flow. The availability of additional financing under our bank credit facility is also subject to the satisfaction of covenants under indentures relating to our public notes. Our access to additional funds may be limited by:

•	the terms of our existing financing agreements, including restrictive covenants;

•	existing debt service requirements;

•	market conditions affecting the telecommunications industry in general; and

•	specific factors affecting our attractiveness as a borrower or investment vehicle, including:

•	the terms of options, warrants and convertible securities issued to others, that may make equity financings more difficult;

•	the ability to relocate current spectrum licensees from some frequencies in order to remove them from spectrum as to which we were the highest bidder at an auction;

•	the potential commercial opportunities and risks associated with implementation of our business plan;

•	the market’s perception of our performance and assets; and

•	the actual amount of cash we need to pursue our business strategy.

      Other than our existing financing agreements, we currently have no legally binding commitments or agreements with any third parties to obtain any material amount of additional debt or equity financing.

3.	Funding requirements for our international operations and growth may cause even greater cash needs, which may result in less funding available for our domestic growth and operations.

      We expect to fund a very substantial portion of the cash needs of Nextel International during 2001. This may increase our overall cash needs and will result in a lesser amount of cash availability to us for domestic use. Based on the funding we expect to make available to Nextel International during 2001 and on Nextel International’s current assessment of the likely business activity and related cash needs of its subsidiaries, Nextel International believes that it will have adequate funding to implement its current business plan during 2001, but that it will need to rely on external sources of funding to supply cash needed to implement its business plans and continue operations after 2001.

4.	Our existing financing agreements contain covenants that limit how we conduct business, which may affect our ability to grow as planned.

      As a result of restrictions contained in our financing agreements, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits, which may adversely affect us and the value of the convertible notes and common stock. The indentures governing our public notes and our existing financing agreements contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness, including additional borrowings under existing financing arrangements;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

      Any future financing arrangements are expected to contain covenants similar to or more restrictive than those contained in our existing debt financing arrangements. These future agreements may also contain other covenants, including covenants requiring us to maintain specified financial ratios and satisfy financial tests.

5.	We may not be able to obtain additional spectrum, which may adversely impact our ability to implement our business plan.

      We may seek to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum. We may not be able to accomplish any spectrum acquisition or the necessary additional capital for that purpose may not be available on acceptable terms, or at all. If sufficient additional capital is not available, to the extent we are able to complete any spectrum acquisition, the amount of funding available to us for our existing businesses would be reduced. Even if we are able to acquire spectrum, we may still require additional capital to finance the pursuit of any new business opportunities associated with our acquisitions of additional spectrum, including those associated with the potential provision of “third generation” or “3G” wireless services. This additional capital may not be available.

      We cannot be sure that any spectrum auctions will occur or, if so, on their currently announced schedules. For example, the Federal Communications Commission already has postponed on three separate occasions the auction for the majority of the 700 MHz spectrum now being used by broadcast television stations, and that auction, which was last scheduled to take place in September 2001, has been postponed indefinitely. We also cannot be sure:

•	in which auctions we will participate, alone or as a member of a bidding group;

•	whether we or any bidding group in which we are a participant will be a successful bidder and will be awarded spectrum licenses in any auction; and

•	what amounts would be required to be bid to prevail in any auction.

6.	If we are unable to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our ability to compete effectively with other established and prospective wireless communications service providers depends on the factors below, among others.

a.	If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile network. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance issues as they arise or if those issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	were to place us at a competitive disadvantage to other wireless service providers in our markets.

b.	Our coverage is not as extensive as that of other wireless service providers, which may limit our ability to attract and retain customers.

      Since our digital mobile network does not provide roaming coverage on a nationwide basis as is available through some cellular and personal communication services providers, we may not be able to compete effectively against those providers. The coverage areas of these other providers include areas where our network, or that of our affiliate Nextel Partners, has not been built or will not be built. In addition, some of our competitors provide their customers with handsets with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot be sure that we, either alone or together with Nextel Partners, will be able to achieve comparable system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for our multi-function wireless communications package.

c.	Our channels of distribution for our digital mobile network products and services are not as extensive as some of our competitors, which may limit our ability to compete effectively.

      Since many of our competitors have established long-standing extensive networks of retail locations, including locations dedicated solely to their products, and multiple distribution channels, they have access to more potential customers than we do. Although we recently acquired a substantial number of the retail distribution outlets previously operated by Let’s Talk Cellular & Wireless, Inc., and are converting these locations to Nextel-only retail stores, at this early stage of our ownership and operation of these retail locations, we cannot estimate with certainty what proportion of our handset additions will come through this new distribution channel or whether we will achieve the anticipated benefits of this new distribution channel to the degree or on the schedule that we hope to achieve them. Over the past few years we have increased our handset sales through our indirect distributors and also have increased the proportion of customers we obtain through these channels. However, as we have expanded our retail subscriber base by increased handset sales through indirect distribution channels, as price competition in the wireless industry has intensified and as our product and service offerings have begun to attract increasing numbers of individual and non-business users, our average revenue per digital handset has decreased and may continue to decrease and our customer retention has been and may continue to be adversely affected.

d.	Our ability to grow may be limited by our ability to expand system capacity and improve the adequacy and efficiency of our information systems and business processes.

      Our inability to timely and efficiently meet the demands for our services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our growth and performance. To increase the number of subscribers on our digital mobile network, we must be able to, among other things, successfully plan for additional system capacity at levels needed to meet anticipated new subscribers, as well as the related increases in system usage, and obtain additional spectrum when and where required. Furthermore, we must secure sufficient transmitter and receiver sites at appropriate locations in our markets to meet planned system coverage and capacity targets and obtain adequate quantities of base radios and other system infrastructure equipment, as well as adequate volumes and mix of handsets and related accessories, to meet subscriber demand and system loading rates. Since we have contractual arrangements with Nextel International and Nextel Partners that contemplate the proportionate allocation of this equipment among us and those entities if there is an equipment shortage, these supplies may not be available in sufficient quantities for our use.

      Our ability to improve the efficiency and speed of the processes for our customer service and accounts receivable collection functions will affect our ability to add customers. For example, the length of time between customer order to activation of service on the digital mobile network is currently longer than that of some of our competitors. Additionally, customer reliance on our customer service functions will increase as we add digital mobile network customers, especially for those customers added through channels not involving direct face-to-face contact with a sales representative, such as phone order sales or sales through our website.

e.	Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, some of our competitors may be able to offer services to customers at prices that are below the prices that we can offer for comparable services. As a result, if we cannot compete effectively based on the price of our service offerings, our revenues and growth may be adversely affected.

f.	We may face continuing pressure to reduce prices, which could adversely affect operating results.

      Over the past several years, as the intensity of competition among wireless communications providers in our market areas has increased, our competitors’ prices in these markets have generally decreased. This may make it difficult for us to remain competitive if wireless service providers generally continue to reduce prices. We may encounter further market pressures to:

•	further restructure our digital service offering packages to offer more value;

•	reduce our digital service offering prices; or

•	respond to particular short-term, market specific situations, such as special introductory pricing or packages that may be offered by providers launching their service, or particular new product or service offerings, in a particular market.

g.	Our digital handsets are more expensive than those of some competitors, which may affect our growth and operating income.

      We currently market multi-function digital handsets. The higher cost of these handsets, as compared to analog handsets and digital handsets that do not incorporate a similar multi-function capability, may make it more difficult or less profitable for us to attract customers. This may reduce our growth opportunities or profitability.

h.	If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Our digital technology could become obsolete. We rely on digital technology that is not compatible with, and that competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

•	segment the user markets, which could reduce demand for specific technologies, including our technology;

•	reduce the resources devoted by third party suppliers, including Motorola, which supplies all of our current digital technology, to developing or improving the technology for our systems; and

•	adversely affect market acceptance of our services.

      The digital technology that we use may not successfully compete with the other forms of communication technologies. Further, new digital or non-digital communication transmission technology may be developed that could cause our existing technology to become obsolete or otherwise impair market acceptance of our services.

i.	We have recently launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, our operations and growth could be adversely affected.

      In 2000, we began to offer our subscribers access to digital two-way mobile data and Internet connectivity, which we currently market under the brand name Nextel Wireless Web. We cannot be sure that these services will continue to perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions.

      We expect that this wireless data capability and Internet connectivity will allow us to perform fulfillment and other customer support services more economically, to differentiate ourselves from our competitors and to realize a source of future incremental revenue to counter the impact of increasing competition in our markets on the pricing of our basic wireless voice services packages. We may not successfully realize these goals if:

•	we are unable to offer these new services profitably;

•	these new service offerings adversely impact the performance or reliability of our digital mobile network;

•	we or third party developers fail to develop new applications for our customers; or

•	we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value.

j.	We are considering implementing some “third generation” services in the future; however, if we are unable to do so, or to do so in an economical and competitively effective fashion, our operations and growth could be adversely affected.

      We are considering implementing over the next several years advanced digital technology which will allow high capacity wireless voice and high speed data transmission, and potentially other advanced digital services. The technology that we would deploy to provide these types of broadband wireless telephony services is sometimes referred to as “third generation” or “3G.” We are presently evaluating standards and assessing the potential demand for these third generation wireless services. We are focusing these activities on maximizing our ability to deliver 3G capabilities while continuing to fully utilize our existing digital mobile network.

      It is likely that significant capital requirements would be involved in implementing this third generation technology. Even if we determine that our testing and assessment activities, and our need to meet competition from other wireless service providers who may be moving to deploy similar 3G services, should lead us to implement such third generation technology, there can be no guarantee that this technology will provide the advantages that we expect. The actual amount of the funds required to finance and implement this technology may significantly exceed our current estimate. Further, any future implementation could require additional unforeseen expenditures in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, equipment unavailability and technological or other complications. Finally, as there are several types of third generation technologies that may not be fully compatible with each other or with other currently deployed digital technologies, if the type of technology that we choose to deploy does not gain widespread acceptance or perform as expected, our business may be adversely affected.

k.	If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired. Further, some of our competitors have attempted to compete with our Nextel Direct Connect service by offering unlimited mobile to mobile calling plan features and reduced rate calling plan features for designated small groups. If these calling plan modifications are perceived by our existing and potential customers as viable substitutes for our differentiated services, our business may be adversely affected.

7.	Since we rely on one supplier to implement our existing digital mobile network, any failure of that supplier to perform could hurt our operations.

      Motorola is currently our sole source for most of the digital mobile network and all of the handset equipment we use throughout our markets. If Motorola fails to deliver system infrastructure and handsets, as well as necessary technology improvements and enhancements, on a timely, cost-effective basis, we may not be able to adequately service our existing subscribers or add new subscribers. We expect to rely principally on Motorola or its licensees for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our existing digital mobile network and related handset equipment for the next several years.

8.	Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing digital mobile communications network. These agreements may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreement with Motorola requires us to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if after a switch to an alternate technology we do not maintain operational Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the date the switch to an alternate technology is first publicly announced, Motorola may require that all financing Motorola has provided to us then be repaid.

9.	Regulatory and other factors could delay or prevent us from offering services in new market areas, which could limit our access to new customers and affect our growth.

      Before fully implementing our digital mobile network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, obtain and free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes take weeks or months to complete, and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. We cannot know when, if ever, our digital technology will be available for commercial use in new markets or can be expanded in existing markets.

10.	Government regulations determine how we operate, which could limit our growth and strategic plans.

      The Federal Communications Commission regulates the licensing, operation, acquisition and sale of our specialized mobile radio businesses. We must meet build-out requirements within specified time limitations to retain our licenses. Future changes in regulation or legislation and Congress’ and the Federal Communications Commission’s continued allocation of additional spectrum for commercial mobile radio services, which include specialized mobile radio, cellular or personal communication services, could impose significant additional costs on us either in the form of direct out of pocket costs or additional compliance obligations. These regulations also can have the effect of introducing additional competitive entrants to the already crowded wireless communications marketplace. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. If any new regulations prohibit us from providing planned services, it could be more difficult for us to compete.

      Further, some local jurisdictions have adopted legislation restricting or prohibiting the use of portable communications devices while driving motor vehicles. For example, the State of New York has enacted a statute that makes it unlawful to use a handheld mobile telephone while driving. If similar laws are enacted in other jurisdictions, we may experience reduced subscriber usage and demand for our services, which could have a material adverse effect on our results of operations.

      Nextel International’s operations are subject to similar effects caused by operating in a regulated industry, since its operations are regulated by governmental and regulatory bodies in the foreign countries in which its business is conducted.

11.	We are susceptible to control by significant stockholders.

      Motorola and entities controlled by Mr. Craig O. McCaw hold significant blocks of our outstanding stock and have the ability to exert significant influence over our affairs. An affiliate of Mr. McCaw may designate at least one fourth of our board of directors and may select, from these McCaw representatives on the board of directors, a majority of the operations committee of our board, which has significant authority relating to our business strategy, budgets, financing arrangements and in the nomination and oversight of specified executive officers. Presently, two of the ten members of our board of directors are designees of Mr. McCaw’s affiliates. In addition, Daniel F. Akerson, formerly one of our executive officers, currently holds positions with XO Communications, Inc., which is controlled by Mr. McCaw. Mr. Akerson currently serves as a member of our board of directors and as a member of the operations committee of our board, but he is not a designee of Mr. McCaw’s affiliates. Under its agreements with us, Motorola may nominate two directors to our board of directors.

      If Mr. McCaw and Motorola choose to act together, they could have a sufficient number of members on our board of directors and voting interest in us to exert significant influence over, among other things:

•	approval of amendments to our certificate of incorporation, mergers, sales of assets or other major corporate transactions as well as other matters submitted for stockholder vote;

•	any takeover attempt; and

•	whether particular matters are submitted for a vote of our stockholders.

      Mr. McCaw and his affiliates have and, subject to the terms of applicable agreements, may acquire an investment or other interest in entities that provide wireless telecommunications services that could potentially compete with us. Under the relevant agreements, Mr. McCaw and his controlled affiliates may not, until one year after the termination of the operations committee, participate in other two-way terrestrial-based mobile wireless communications systems in any part of North America or South America unless these opportunities have first been presented to and waived or rejected by us.

12.	Our interests may conflict with those of Motorola. Any conflict could adversely affect our growth, operating results or strategic flexibility.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, which do or may compete with some or all of the services we offer. Motorola’s right to nominate two people for election to our board of directors could give them additional leverage if any conflict of interest were to arise. In addition, Motorola is one of our significant stockholders, which creates potential conflicts of interest, particularly with regard to significant transactions.

13.	Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also actions which could increase our cost of doing business. While we cannot predict the outcome of this litigation and intend to vigorously defend against these claims, we cannot be sure that our business and financial condition will not be adversely affected by this litigation or public perception. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

14.	Our investments in joint ventures, because we are not in sole control of the enterprise, may affect our growth and operating results.

      We have entered into a contractual joint venture regarding our ownership interests in and arrangements with Nextel Partners, and may enter into other joint ventures or similar arrangements in the future. Outside the United States, Nextel International has entered into joint venture agreements with third-parties in some of its operating countries, and may do so in the future. These arrangements are subject to uncertainties, including risks that:

•	we do not have the ability to control the joint enterprise;

•	the other participants at any time may have economic, business or legal interests or goals that are inconsistent with our interests or goals or those of the joint enterprise;

•	a participant may be unable to meet its economic or other obligations to the joint enterprise, and we may be required to fulfill some or all of those obligations or restrict the business of the affected enterprise; and

•	we also may be or become obligated to acquire all or a portion of the ownership interests of some or all of the other participants in these joint enterprises.

15.	We have foreign operations which are subject to foreign regulation and international economic forces, which presents risks to our operating and financing plans.

      We currently own interests in and operate international wireless companies through Nextel International. These international operations are subject to foreign regulation and depend upon foreign economies, which present additional risks relating to:

•	political, economic and social conditions in the foreign countries where Nextel International conducts operations;

•	currency risks and exchange controls, for example, the continuing devaluation of the Brazilian currency;

•	potential inflation in the applicable foreign economies;

•	the impact of import duties on the cost or prices of infrastructure equipment and handsets;

•	foreign taxation of earnings and payments received by Nextel International from its subsidiaries and affiliates; and

•	regulatory changes affecting the telecommunications industry and wireless communications.

      We cannot be sure that the risks associated with our foreign operations will not adversely affect our operating results or prospects, particularly as these operations expand in scope, scale and significance.

16.	Our commitments to issue additional common stock may impair our ability to raise capital.

      We currently have outstanding commitments in various forms, including warrants, options and convertible securities, to issue a substantial number of new shares of our common stock. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities. Some of the shares subject to issuance commitments are or may be registered with the Securities and Exchange Commission and thus are or may become freely tradable, without regard to the volume limitations of Rule 144 under the Securities Act of 1933.

17.	We have significant intangible assets, which may not be adequate to satisfy our obligations in the event of a liquidation.

      If we default on debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses granted by the Federal Communications Commission. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of $5.48 billion as of June 30, 2001.

B.  Risk Factors Relating to the Convertible Notes

1.	We may be unable to pay interest on or repay the convertible notes.

a.	We are a holding company and our subsidiaries have no obligations to the holders of the convertible notes.

      We conduct substantially all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the convertible notes, are dependent upon the cash flow of our subsidiaries and the payment of funds by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the convertible notes or to make cash available for that purpose.

b.	Our subsidiaries have restrictions on what they can pay to us.

      We and our subsidiaries have entered into financing agreements that impose significant limits on, and are expected to continue to significantly limit, the amount of cash available to pay dividends or make loans and cash distributions to us from our subsidiaries that operate our digital mobile network. Similarly, financing arrangements and indentures entered and to be entered into by Nextel International and the entities in which Nextel International holds investments contain and are expected to impose restrictions on dividends, loans, advances and other payments to us by Nextel International and its subsidiaries. As long as these limitations are in place, money generated by these subsidiaries may not be available to us for the payment of interest on the convertible notes or to repay the convertible notes.

      If our financing arrangements limit our ability to pay interest on the convertible notes when required, we will need to refinance amounts outstanding under those arrangements to make interest payments. We may not be able to refinance this debt. Our failure to pay interest on the convertible notes when required could result in defaults under some of our debt agreements. We also may enter into financing arrangements in the future that may impose additional restrictions on dividends, loans, advances and other payments by our subsidiaries, which could represent amounts we would need to receive to meet our cash interest and debt service obligations, including those relating to the convertible notes.

2.	The successful implementation of our strategy is necessary for us to meet our debt service requirements.

      The successful implementation of our strategy, including the continuing build-out, expansion and enhancement of our digital mobile network, obtaining and retaining a significant number of subscribers and increasing market share and achieving significant growth in revenues and earnings, is necessary for us to be able to meet our working capital, capital expenditure and debt service requirements.

3.	The liabilities of our subsidiaries and under our secured debt are effectively senior to the convertible notes.

      As of June 30, 2001, our subsidiaries had $10.34 billion of debt, including capital lease and finance obligations, and current liabilities. Assets of some of our operating subsidiaries secure some of our senior borrowings. Borrowings by Nextel International or its subsidiaries or affiliates under any bank or vendor financing agreements that may be entered into from time to time likewise may be secured by liens on assets of Nextel International or of those subsidiaries and affiliates and may be guaranteed by those entities as well.

      We and our subsidiaries may incur additional debt, subject to limitations, and that additional debt may be secured. Our secured debt and debt of our subsidiaries will be effectively senior to the convertible notes. Our subsidiaries will have no obligation to pay amounts due under the convertible notes. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct debt service requirements, particularly because the agreements relating to their debt may restrict their ability to pay dividends or to make loans, advances or other distributions to us or because the debt of these subsidiaries may be secured by their assets.

4.	We have a high level of indebtedness that could adversely affect our ability to repay the convertible notes.

      At June 30, 2001, we had $17.28 billion of outstanding debt, capital lease and finance obligations, including the current portion. Furthermore, subject to restrictions in some of the indentures for our outstanding notes and in our other financing agreements, we, along with our subsidiaries, may incur additional indebtedness from time to time to finance further deployment of our digital mobile network, provide for working capital or capital expenditures or for other purposes. We anticipate that we and our subsidiaries will incur substantial additional indebtedness in the future in connection with the further build-out, expansion and enhancement of our digital mobile network and funding cash flow deficits, including principally additional borrowings under the terms of our bank financing agreements.

      Our high level of indebtedness could have important consequences to holders of the convertible notes, including, but not limited to, the following:

•	limiting our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt;

•	limiting our ability to borrow additional funds or to dispose of assets;

•	limiting our ability to compete with others in our industry who are not as highly leveraged; and

•	limiting our ability to react to changing market conditions, changes in our industry and economic downturns.

5.	We will need to refinance our existing indebtedness.

      We currently have substantial debt obligations that will mature before the maturity of the convertible notes. In addition, we have preferred stock that we are required to redeem before the maturity of the convertible notes. We have begun payment of cash interest on some of our public notes and also must begin to pay cash interest on some other outstanding debt and cash dividends on some outstanding shares of preferred stock before the maturity of the convertible notes. We may not be able to generate sufficient funds from operations to repay all of those obligations as they are currently scheduled to become due. Accordingly, it will be necessary to refinance some of those obligations at or before their respective maturities or mandatory redemption dates.

      In addition, if we are prohibited under any of our debt from paying dividends on our preferred stock, we will have to refinance that debt or, to the extent permitted under the terms of our debt, refinance the preferred stock before the time the dividends would need to be paid. Our ability to refinance those obligations will depend on, among other factors, our financial condition at the time of the refinancing, the restrictions contained in our remaining financing agreements and market conditions. We may not be able to refinance those obligations. If we are unable to refinance those obligations, or unable to obtain satisfactory terms, there could be an adverse effect on us, including on our ability to pay cash interest, and to make scheduled principal repayments, on our indebtedness, including the convertible notes. This risk compounds the risks associated with our need for additional financing in order to maintain our growth.

6.	We may be unable to repurchase the convertible notes upon a Fundamental Change.

      If we experience a Fundamental Change, as defined in the indenture, a holder of the convertible notes may require us to repurchase the convertible notes at 100% of their face amount plus any accrued and unpaid interest. The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition, nor would the requirement that we offer to repurchase the convertible notes upon the occurrence of a Fundamental Change necessarily afford holders of the convertible notes protection if we undertake a reorganization, merger or similar transaction in which we incur substantial additional debt. Similar events, some of which do not represent a Fundamental Change for purposes of the convertible notes, may also trigger similar repurchase obligations under some of our other financing agreements. We may not be able to pay you the required price for the convertible notes you present to us at the time of a Fundamental Change because we may not have enough funds at that time or the terms of our other financing agreements may prevent us from making those payments.

7.	There is no public market for the convertible notes and if a market develops, trading prices may be lower than the offering price.

      There is no existing trading market for the convertible notes. We cannot be sure that any public market for the convertible notes will develop. If a market does develop, the convertible notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of the common stock into which the convertible notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

8.	Volatility in the market price of our common stock could result in a lower trading price than your conversion or purchase price.

      The market price of our common stock has fluctuated over a wide range since it began trading publicly in 1992. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stocks of telecommunications companies. The market price of our common stock may continue to fluctuate in the future and may be adversely affected by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the convertible notes.

C.	Our Forward-Looking Statements Are Subject to a Variety of Factors That Could Cause Actual Results to Differ Materially from Current Beliefs.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made or incorporated by reference in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the foregoing “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	general economic conditions in the geographic areas and occupational market segments that we are targeting for our digital mobile network service;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet service deployment and marketing plans and customer demand;

•	the availability and cost of acquiring additional spectrum;

•	the timely development and availability of new handsets with expanded applications and features;

•	the success of efforts to improve, and satisfactorily address any issues relating to, our digital mobile network performance;

•	the continued successful performance of the technology being deployed in our various market areas and the success of technology deployed in connection with our Nextel Wireless Web services;

•	market acceptance of our new handset and service offerings, including our Nextel Wireless Web services and Nextel Worldwide;

•	the successful implementation of new technologies deployed in connection with any future “third generation” or “3G” services we may offer;

•	the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

•	access to sufficient debt or equity capital to meet operating and financing needs;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular and personal communication services;

•	future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications generally; and

•	other risks and uncertainties described from time to time in our reports and, with specific reference to risk factors relating to international operations, in Nextel International’s reports, filed with the Securities and Exchange Commission, including our annual reports on Form 10-K for the year ended December 31, 2000, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

III. USE OF PROCEEDS

      All sales of the convertible notes or the common stock issuable upon conversion of the convertible notes will be by or for the account of the selling security holders listed in the following section of this prospectus. We will not receive any cash proceeds from these sales of the convertible notes or the common stock issuable upon conversion of the convertible notes.

IV. SELLING SECURITY HOLDERS

      All of the convertible notes and shares of common stock issued upon conversion of the convertible notes are being offered by the selling security holders listed in the table below. Only those shares of common stock issued upon conversion of the convertible notes may be offered by the selling security holders. We issued the convertible notes in a private placement transaction exempt from registration under the Securities Act of 1933.

      No offer or sale under this prospectus may be made by a holder of the convertible notes or of the shares of common stock issued upon conversion of the convertible notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us.

      The selling security holders may offer and sell, from time to time, any or all of their convertible notes or common stock issued upon conversion of the convertible notes. Because the selling security holders may offer all or only some portion of the convertible notes and shares of common stock listed in the table, no estimate can be given as to the amount or percentage of the convertible notes and shares of common stock that will be held by the selling security holders upon termination of the offering.

      The following table lists:

•	the name of each selling security holder;

•	the amount of each type of security beneficially owned by that holder before the offering; and

•	the amount of securities being offered for sale by that selling security holder.

      The information in the table reflects the most recent information furnished to us by the identified selling security holder. Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years.

Convertible Notes
Common Stock
	Principal	Principal
	Amount of	Amount of	Number of	Number of
	Convertible	Convertible	Shares	Shares
Name of Selling Security Holder	Notes Owned	Notes Offered	Owned	Offered

      On May 29, 2001, we and the initial purchaser of the convertible notes entered into a registration rights agreement. That agreement requires that we make this prospectus available to the selling security holders, subject to the exceptions described below, until the earliest of:

•	the expiration of the period referred to in Rule 144(k) of the Securities Act of 1933 with respect to those securities held by persons that are not our affiliates;

•	the time when all of the securities have been sold under this prospectus;

•	the time when none of the securities remain outstanding; and

•	May 29, 2003.

This time period is referred to as the effectiveness period.

      We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in these documents not misleading. We will be permitted to suspend the use of this prospectus:

•	in connection with pending corporate developments, public filings with the Securities and Exchange Commission and similar events, for a period not to exceed 30 days in any three month period or an aggregate of 90 days, whether or not consecutive, in any twelve month period, or

•	in connection with any pending or potential acquisitions, financings or similar transactions, for a period not to exceed 60 days in any three month period or 90 days, whether or not consecutive, in any twelve month period.

      In the event that:

•	before the end of the effectiveness period, this prospectus is unavailable for periods in excess of those set forth in the preceding paragraph;

•	we fail to file amendments to the registration statement or supplements to this prospectus necessary to permit sales of the convertible notes or shares of common stock issued upon conversion of the convertible notes within five business days of receipt of all required documents from the prospective selling security holder; or

•	we fail to cause any required post-effective amendment to the registration statement to be declared effective within 45 days of its filing;

(each of these is deemed to be a registration default) then we will pay liquidated damages to the holders of the securities entitled to be sold under this prospectus that are affected by the registration default. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue:

•	in respect of the convertible notes, at a rate per year equal to 0.5% of the principal amount of the affected convertible notes; and

•	in respect of each share of common stock issued upon conversion of the convertible notes, at a rate per year equal to 0.5% of the product of the number of shares of common stock affected by the registration default multiplied by the then applicable conversion price.

Persons purchasing securities in this offering will not be entitled to liquidated damages.

V. DESCRIPTION OF THE CONVERTIBLE NOTES

      Nextel issued the convertible notes under an indenture dated as of May 29, 2001, between Nextel Communications, Inc. and BNY Midwest Trust Company, as trustee. You may request a copy of the form of the indenture and the registration rights agreement relating to the convertible notes from the trustee.

      Nextel has summarized portions of the indenture below. The summary is not complete. You should read the indenture, because it defines your rights as a holder of the convertible notes. In this section, “Nextel” refers only to Nextel Communications, Inc. and its successors under the indenture and not to any of its subsidiaries.

A. General

      The convertible notes are unsecured general obligations of Nextel and will be convertible into common stock of Nextel as described under “— C. Conversion of the Convertible Notes.” The convertible notes are limited to $1,000,000,000 aggregate principal amount and will mature on June 1, 2011 unless earlier converted, redeemed at the option of Nextel or repurchased at the option of the holder upon a Fundamental Change, as defined below.

      The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, or the issuance or repurchase of securities by Nextel. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction or a change in control of Nextel, except to the extent described below under “— E. Repurchase at the Option of the Holder.”

      The convertible notes will bear interest at the annual rate shown on the cover page of this prospectus from May 29, 2001, or from the most recent payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on June 1 and December 1, beginning on December 1, 2001, to holders of record at the close of business on the preceding May 15 and November 15, respectively, except:

•	that the interest payable upon redemption or repurchase, unless the date of redemption or repurchase is an interest payment date, will be payable to the person to whom principal is payable; and

•	in the case of any convertible note, or portion of any convertible note, that is converted into common stock of Nextel during the period from, but excluding, a record date for any interest payment date to, but excluding, that interest payment date either:

•	if the convertible note, or portion of the convertible note, has been called for redemption on a redemption date that occurs during that period, or is to be repurchased in connection with a Fundamental Change on a Repurchase Date, as defined below, that occurs during that period, Nextel will not be required to pay interest on that interest payment date in respect of any convertible note, or portion of any convertible note, that is so redeemed or repurchased; or

•	if otherwise, any convertible note or portion of any convertible note that is submitted for conversion during that period must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted.

      See “— C. Conversion of the Convertible Notes.”

      Interest will be payable at the office maintained by Nextel for these purposes in the Borough of Manhattan, the City of New York, which is presently an office or agency of the trustee and may, at Nextel’s option, be paid either:

•	by check mailed to the address of the person entitled to the interest as it appears in the convertible note register, provided that, at the written election of a holder of convertible notes with an aggregate principal amount in excess of $10 million filed on or before the relevant record date with the trustee, interest will be paid by wire transfer in immediately available funds; or

•	by transfer to an account maintained by that person located in the U.S.; provided, however, that payments to The Depository Trust Company, New York, New York will be made by wire transfer of immediately available funds to the account of The Depository Trust Company or its nominee.

      Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

B. Form, Denomination and Registration

      Nextel issued the convertible notes in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

      Global Note, Book-Entry Form. The convertible notes that were sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, are evidenced by one or more global notes, which were deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co. as The Depository Trust Company’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

      Qualified institutional buyers that are participants in The Depository Trust Company may hold their interests in a global note directly through The Depository Trust Company. Transfers between participants will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in clearing house funds. The laws of some states require that specified persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to those persons may be limited.

      Qualified institutional buyers that are not participants may beneficially own interests in a global note held by The Depository Trust Company only through participants, or specified banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede, as the nominee of The Depository Trust Company, is the registered owner of a global note, Cede for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the global note.

      Payment of interest on and the redemption or repurchase price of a global note will be made to Cede, the nominee for The Depository Trust Company as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither Nextel, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      Nextel has been informed by The Depository Trust Company that, with respect to any payment of interest on, or the redemption price or repurchase price of, a global note, The Depository Trust Company’s practice is to credit participants’ accounts on the relevant interest, repurchase or redemption payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of The Depository Trust Company, unless The Depository Trust Company has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through the participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because The Depository Trust Company can only act on behalf of participants, who in turn act on behalf of indirect participants and specified banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge that beneficial interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of that beneficial interest, may be affected by the lack of a physical certificate evidencing that beneficial interest.

      None of Nextel, the trustee, or any registrar, paying agent or conversion agent under the indenture will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Depository Trust Company has advised Nextel that The Depository Trust Company will take any action permitted to be taken by a holder of convertible notes, including, without limitation, the presentation of convertible notes for exchange as described below, only at the direction of one or more participants to whose account with The Depository Trust Company interests in the global note are credited, and only in respect of the principal amount of the convertible notes represented by the global note as to which the participants have given direction.

      The Depository Trust Company has advised Nextel that The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include specified other organizations. Some of these participants, or their representatives, together with other entities, own The Depository Trust Company. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in a global note among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. If The Depository Trust Company is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Nextel within 90 days, Nextel will cause the convertible notes to be issued in definitive registered form in exchange for global notes.

      Certificated Convertible Notes. Qualified institutional buyers may request that certificated convertible notes be issued in exchange for convertible notes. Furthermore, certificated convertible notes may be issued in exchange for convertible notes represented by a global note if no successor depositary is appointed by Nextel within 90 days.

C. Conversion of the Convertible Notes

      Any registered holder of convertible notes may, at any time until the close of business on the business day before the date of repurchase, redemption or final maturity of the convertible notes, as appropriate, convert the principal amount of any convertible notes or portions of convertible notes, in denominations of $1,000 or integral multiples of $1,000, into common stock of Nextel, at an initial conversion price of $23.8375 per share of common stock, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any convertible notes for interest accrued on the convertible notes or for dividends on any common stock issued upon conversion of the convertible notes. If any convertible notes not called for redemption are converted between a record date and the next interest payment date, those convertible notes must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. Nextel is not required to issue fractional shares of common stock on conversion of the convertible notes and, instead, will at its election either pay a cash adjustment based on the market price of common stock on the last business day before the date of conversion or round the number of shares of common stock issued on conversion up to the nearest whole share. In the case of convertible notes called for redemption or tendered for repurchase, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption or repurchase, unless Nextel defaults in the payment of the redemption or repurchase price. A convertible note that the holder has elected to be repurchased upon a Fundamental Change may be converted only if the holder withdraws its election to have its convertible notes repurchased in accordance with the terms of the indenture before the close of business on the business day before the repurchase date.

      The initial conversion price of $23.8375 per share of common stock is subject to adjustment upon specified events, including:

(1) the issuance of common stock of Nextel as a dividend or distribution on the common stock;

(2) the issuance to all holders of common stock of rights or warrants to purchase or subscribe for common stock at less than the Current Market Price, as defined in the indenture;

(3) specified subdivisions and combinations of the common stock;

(4) the distribution to all holders of common stock of capital stock, other than common stock, or evidences of indebtedness of Nextel or of assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash;

(5) distributions with respect to shares of common stock consisting of cash, excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

(x) the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price under this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

(y) 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately before the date of declaration of that dividend,

and excluding any dividend or distribution with respect to the common stock in connection with the liquidation, dissolution or winding up of Nextel. If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is a quarterly dividend, that adjustment would be based on the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under this clause (5). If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is not a quarterly dividend, that adjustment would be based on the full amount of the distribution;

(6) payment in respect of a tender offer or exchange offer by Nextel or any subsidiary of Nextel for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer; and

(7) payment in respect of a tender offer or exchange offer for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, by a person other than Nextel or any subsidiary of Nextel in which, as of the closing date of the offer, the board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

(x) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; provided that in the case of any offeror whose ownership percentage of the common stock is 15% or more before the commencement of the tender offer or exchange offer, this requirement would not be met unless the tender offer or exchange offer would increase the offeror’s ownership of common stock by more than 10% of the total shares of common stock outstanding;

(y) the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer; and

(z) the average of the daily Closing Price, as defined in the indenture, per share of the common stock for the 10 consecutive Trading Days, as defined in the indenture, ending ten Trading Days before the public announcement of the tender offer or exchange offer (the “Pre-Offer Reference Price”) exceeds 105% of the average of the daily Closing Price per share of the common stock for the ten Trading Days commencing ten Trading Days following the last day tenders or exchanges may be made in connection with the tender offer or exchange offer (the “Post-Offer Reference Price”). The adjustment referred to in this clause (7) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to that offer disclose a plan or an intention to cause Nextel to engage in a consolidation or merger of Nextel or a sale of all or substantially all of Nextel’s assets. The conversion price will be adjusted under this clause (7) based on the difference between the Pre-Offer Reference Price and the Post-Offer Reference Price.

      In the case of:

•	any reclassification of the common stock, or

•	a consolidation, merger or combination involving Nextel or a sale or conveyance to another person of the property and assets of Nextel as an entirety or substantially as an entirety, in each case as a result of which holders of common stock will be entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for all shares of common stock, then the holders of the convertible notes then outstanding will generally be entitled after these events to convert their convertible notes into the kind and amount of shares of stock, other securities or other property or assets, including cash, that they would have owned or been entitled to receive upon the reclassification, consolidation, merger, combination, sale or conveyance if the convertible notes been converted into common stock immediately before that reclassification, consolidation, merger, combination, sale or conveyance, assuming that a holder of convertible notes would not have exercised any rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with that transaction.

      If Nextel makes a taxable distribution to holders of common stock or in specified other circumstances requiring an adjustment to the conversion price, the holders of convertible notes may, in specified circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See “VIII. United States Federal Income Tax Consequences.”

      Nextel may, from time to time and to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Nextel will give at least 15 days’ notice of such reduction, if Nextel’s board of directors has made a determination that the reduction would be in Nextel’s best interests, which determination will be conclusive. Nextel may, at its option, make any reductions in the conversion price, in addition to those set forth above, as Nextel’s board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as dividends or distributions of, or rights to acquire, stock for income tax purposes. See “VIII. United States Federal Income Tax Consequences.”

      No adjustment in the conversion price will be required unless that adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any common stock or any securities convertible into or exchangeable for common stock.

D. Optional Redemption by Nextel

      The convertible notes are not entitled to any sinking fund. At any time on or after June 4, 2004, Nextel may redeem the convertible notes on at least 30 days’ notice as a whole or, from time to time, in part, at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

1. if redeemed during the period beginning June 4, 2004 and ending on May 31, 2005, at a redemption price of 104.000%;

2. if redeemed during the 12-month period beginning June 1:

Year	Redemption Price

2005	103.333%

2006	102.667%

2007	102.000%

2008	101.333%

2009	100.667%

3. if redeemed on or after June 1, 2010, at a redemption price of 100%; provided that any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the convertible notes being redeemed.

      If less than all of the outstanding convertible notes are to be redeemed, the trustee will select the convertible notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or by another method the trustee considers fair and appropriate. If a portion of a holder’s convertible notes is selected for partial redemption and that holder converts a portion of that holder’s convertible notes, the converted portion will be deemed to be of the portion selected for redemption.

      Nextel may not give notice of any redemption of convertible notes if a default in payment of interest or premium on the convertible notes or any other Event of Default, as defined below, has occurred and is continuing.

E. Repurchase at the Option of the Holder

      If a Fundamental Change, as defined below, occurs at any time before the maturity or redemption of the convertible notes, each holder of convertible notes will have the right, at the holder’s option, to require Nextel to repurchase any or all of that holder’s convertible notes on the date (the “Repurchase Date”) that is 30 days after the date of Nextel’s notice of the Fundamental Change. The convertible notes will be repurchased in multiples of $1,000 principal amount. The indenture provides that Nextel will not be obligated to repurchase any convertible notes upon the occurrence of a Fundamental Change if, before the occurrence of that Fundamental Change, the holders of at least a majority in principal amount of the outstanding convertible notes have waived Nextel’s obligation to repurchase any convertible notes as a result of that Fundamental Change.

      Nextel will repurchase the convertible notes at a price equal to 100% of the principal amount to be repurchased plus accrued interest on the repurchased convertible notes to, but excluding, the Repurchase Date; provided that, if the Repurchase Date is an interest payment date, then the interest payable on that date will be paid to the holder of record of the convertible notes on the relevant record date.

      Nextel will mail to all holders of record of the convertible notes a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result of the Fundamental Change on or before the tenth day after the occurrence of the Fundamental Change. Nextel is also required to deliver to the trustee a copy of that notice. To exercise the repurchase right, a holder of convertible notes must deliver, on or before the 30th day after the date of Nextel’s notice of a Fundamental Change (the “Fundamental Change Expiration Time”), written notice of the holder’s exercise of the repurchase right, together with the convertible notes to be so repurchased, duly endorsed for transfer, to Nextel, or an agent designated by Nextel for this purpose. Payment for convertible notes surrendered for repurchase and not withdrawn before the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

      The term “Fundamental Change” means the occurrence of any transaction or event in connection with which all or substantially all of the common stock of Nextel is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, but does not include a transaction or event in which at least 90% of that consideration is common stock listed, or which will be listed upon consummation of or immediately following the transaction or event, on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

      Nextel will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 to the extent then applicable in connection with the repurchase rights of the holders of convertible notes in the event of a Fundamental Change.

      The repurchase rights of the holders of convertible notes could discourage a potential acquiror of Nextel. The Fundamental Change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of Nextel by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect the financial condition of Nextel, nor would the requirement that Nextel offer to repurchase the convertible notes upon a Fundamental Change necessarily afford the holders of the convertible notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Nextel.

      If a Fundamental Change were to occur, Nextel cannot assure you that it would have sufficient funds to pay the repurchase price for all the convertible notes tendered by the holders. Nextel’s existing credit agreement contains, and any future credit agreements or other agreements relating to other indebtedness to which Nextel becomes a party may contain, restrictions or prohibitions on Nextel’s ability to repurchase the convertible notes or may provide that the occurrence of a Fundamental Change constitutes an event of default under, or otherwise requires payment of amounts borrowed under, those agreements. See “II. Risk Factors — B. Risk Factors Relating to the Convertible Notes — 4. We have a high level of indebtedness that could adversely affect our ability to repay the convertible notes.” If a Fundamental Change occurs at a time when Nextel is prohibited from repurchasing the convertible notes, Nextel could seek the consent of its then-existing lenders to the repurchase of the convertible notes or could attempt to refinance the borrowings that contain the prohibition. If Nextel does not obtain a consent or repay the borrowings, Nextel would remain prohibited from repurchasing the convertible notes. In that case, Nextel’s failure to repurchase tendered convertible notes would constitute an Event of Default under the indenture and may constitute a default under the terms of other indebtedness that Nextel may enter into from time to time.

F. Events of Default; Notice and Waiver

      An “Event of Default” is defined in the indenture as being:

•	a default in payment of the principal of, or any premium on, the convertible notes upon redemption, repurchase or otherwise;

•	a default for 30 days in payment of any installment of interest, including any liquidated damages, on the convertible notes;

•	a default by Nextel for 60 days after notice in the observance or performance of any other covenants in the indenture; or

•	specified events involving bankruptcy, insolvency or reorganization of Nextel or any of its significant subsidiaries, as defined in the indenture.

      The indenture provides that the trustee may withhold notice to the holders of the convertible notes of any default if the trustee considers it to be in the interest of the holders of the convertible notes to do so, except for defaults in payment of principal or any premium or interest, including any liquidated damages, with respect to the convertible notes.

      The indenture provides that if an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the convertible notes then outstanding may declare the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes to be due and payable immediately. In the case of specified events of bankruptcy or insolvency of Nextel, the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes will automatically become and be immediately due and payable. However, if Nextel cures all defaults, except the nonpayment of principal of, any premium, and interest, including any liquidated damages, on any of the convertible notes that have become due by acceleration, and specified other conditions are met, with specified exceptions, the declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the convertible notes then outstanding.

      The indenture provides that any payment of principal, any premium, or interest, including any liquidated damages, that is not made when due will accrue interest, to the extent legally permissible, at the annual rate of 6% from the date on which the payment was required under the terms of the indenture until the date of payment.

      The holders of a majority in principal amount of the convertible notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      The indenture provides that no holder of the convertible notes may pursue any remedy under the indenture, except for a default in the payment of principal, any premium, including upon redemption, or interest, including any liquidated damages, on the convertible notes, unless such holder has previously given to the trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding convertible notes have made a written request, and offered reasonable indemnity, to the trustee to pursue the remedy, and the trustee has not received from the holders of a majority in principal amount of the outstanding convertible notes a direction inconsistent with the request and failed to comply with the request within 60 days after receipt of the request.

G. Modification of the Indenture

      The indenture contains provisions permitting Nextel and the trustee, with the consent of the holders of a majority in principal amount of the convertible notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the convertible notes, except that these modifications may not:

•	extend the fixed maturity of any convertible note;

•	reduce the rate or extend the time for payment of interest on the convertible notes;

•	reduce the principal amount of the convertible notes, or any premium, on the convertible notes;

•	reduce any amount payable upon redemption of the convertible notes;

•	after the occurrence of a Fundamental Change, change the obligation of Nextel to repurchase any convertible note because of that Fundamental Change in a manner adverse to the holders of the convertible notes;

•	impair the right of a holder to institute suit for the payment of any convertible note;

•	change the currency in which the convertible notes are payable; or

•	impair the right to convert the convertible notes into common stock subject to the terms set forth in the indenture;

without the consent of each holder of a convertible note so affected. Also, Nextel may not reduce the percentage of convertible notes whose holders are required to consent to any modifications of the indenture or any supplemental indenture without the consent of the holders of all of the convertible notes then outstanding. The indenture also provides for specified modifications of its terms without the consent of the holders of the convertible notes.

H. Information Concerning the Trustee

      BNY Midwest Trust Company is trustee under the indenture and paying agent, conversion agent, registrar and custodian with regard to the convertible notes. BNY Midwest Trust Company acts as trustee for other outstanding notes of Nextel.

I. Notices

      Nextel will give notice concerning any optional redemption, repurchase or Fundamental Change by release made to Reuters Economic Services and Bloomberg Business News.

VI. DESCRIPTION OF CAPITAL STOCK

      The summary below is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and by-laws.

A. General

      Under our certificate of incorporation, we have the authority to issue 2,233,883,948 shares of capital stock, which are currently divided into nine classes or series as follows:

•	2,060,000,000 shares of class A common stock, par value $0.001 per share, referred to as the common stock;

•	100,000,000 shares of class B nonvoting common stock, par value $0.001 per share, referred to as the nonvoting common stock;

•	26,941,933 shares of class A convertible redeemable preferred stock, stated value $36.75 per share, referred to as the class A preferred stock;

•	82 shares of class B convertible preferred stock, stated value $1.00 per share, referred to as the class B preferred stock;

•	26,941,933 shares of class C convertible redeemable preferred stock, stated value $36.75 per share, referred to as the class C preferred stock;

•	1,600,000 shares of series D preferred stock;

•	2,200,000 shares of series E preferred stock;

•	800,000 shares of zero coupon convertible preferred stock; and

•	15,400,000 shares of undesignated preferred stock.

      EquiServe Trust Company, N.A. acts as transfer agent and registrar for the common stock.

B. Common Stock

1. Voting

      Except as required by law with respect to shares of each of our class A preferred stock, class B preferred stock and class C preferred stock, and except with respect to matters as to which shares of a class or series of preferred stock vote separately as a class, the holders of the common stock are entitled to one vote per share on all matters to be voted on by our stockholders. The holders of the nonvoting common stock have no right to vote on any matters to be voted on by the stockholders, except as follows and as otherwise required by law. The holders of the nonvoting common stock do have the right to vote as a separate class, with each share having one vote, on:

•	any merger, consolidation, reorganization or reclassification of our company or our shares of capital stock;

•	any amendment to our certificate of incorporation; or

•	any liquidation, dissolution or winding up of our company;

(each of these events being a “Class B Fundamental Change”) in which shares of the nonvoting common stock would be treated differently than shares of the common stock, other than a Class B Fundamental Change in which the only difference in the treatment is that the holders of the common stock would be entitled to receive equity securities with full voting rights and the holders of the nonvoting common stock would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of the nonvoting common stock and are convertible in connection with any Voting Conversion Event, as defined below, on a share for share basis, into the voting securities to which the holders of the common stock are entitled. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

2. Dividends

      Subject to the declaration and payment of dividends on our preferred stock at the time outstanding, to the extent of any preference to which that preferred stock is entitled, and after the provision for any sinking or purchase fund or funds for any series of the preferred stock has been complied with, our board of directors may declare and pay dividends on the common stock and the nonvoting common stock, payable in cash or other consideration, out of funds legally available. If dividends are declared on the common stock that are payable in shares of common stock, then dividends payable at the same rate in shares of nonvoting common stock must be declared on any outstanding shares of nonvoting common stock.

      We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock for the foreseeable future.

3. Liquidation, Subdivision or Combination

      In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to the holders of the then outstanding preferred stock of the full preferential amounts to which they are entitled, would be divided and distributed among the holders of the common stock and nonvoting common stock ratably. In no event will either common stock or nonvoting common stock be split, divided or combined unless the other is proportionately split, divided or combined.

4. Convertibility of Nonvoting Common Stock Into Common Stock

      Upon the actual or expected occurrence of any Voting Conversion Event, as defined below, each share of nonvoting common stock which is being or has been distributed, disposed of or sold, or is expected to be distributed, disposed of or sold, in connection with that Voting Conversion Event will be convertible at the option of the holder into one fully paid and nonassessable share of common stock. If any shares of nonvoting common stock are converted into shares of common stock in connection with a Voting Conversion Event, however, and any of those shares of common stock are not actually distributed, disposed of or sold according to the Voting Conversion Event, those shares of common stock that are not distributed, disposed of or sold will be promptly converted back into the same number of shares of nonvoting common stock.

      A “Voting Conversion Event” means:

•	any public offering or public sale of our securities, including a public offering registered under the Securities Act of 1933 and a public sale under Rule 144 of the Securities and Exchange Commission or any similar rule then in force;

•	any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would in the aggregate own or control securities that possess in the aggregate the ordinary voting power to elect a majority of our board of directors, provided that the sale has been approved by our board of directors or any authorized committee;

•	any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons in the aggregate would own or control securities, excluding any nonvoting common stock being converted and disposed of in connection with the Voting Conversion Event, that possess in the aggregate the ordinary voting power to elect a majority of our board of directors;

•	any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of our voting securities; and

•	any distribution, disposition or sale of any of our securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, in connection with a merger, consolidation or similar transaction if, after that transaction, that person or group of persons will own or control securities that constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors, provided that the transaction has been approved by our board of directors or any authorized committee.

C. Preferred Stock

      Under the terms of the securities purchase agreement dated as of April 4, 1995, as amended, among Nextel, Digital Radio L.L.C. and Craig O. McCaw, we issued to Digital Radio about 8.2 million shares of class A preferred stock (of which about 7.7 million were outstanding on June 30, 2001), each with a stated value of $36.75 per share, and 82 shares of class B preferred stock. These shares of class A preferred stock are convertible, in specified circumstances, into an equal number of shares of class C preferred stock. The outstanding shares of class A preferred stock and any shares of class C preferred stock issued upon conversion are convertible into about 46.2 million shares of common stock in the aggregate, and the class B preferred stock is convertible into 82 shares of common stock. In addition, we have issued shares of the series D preferred stock, the series E preferred stock and the zero coupon convertible preferred stock. The description below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our by-laws.

1. Class A Preferred Stock

      The class A preferred stock is the primary mechanism for providing Digital Radio with the corporate governance rights contemplated by the securities purchase agreement entered into with Mr. McCaw. Holders of class A preferred stock, voting separately as a class, are entitled to elect three members of the board of directors or, if greater than three, the number of directors, rounded up to the nearest whole number, equal to 25% of the entire board of directors, which are referred to as the class A directors. For so long as the operations committee of our board of directors is in existence and the holders of the class A preferred stock are entitled to elect directors, Digital Radio is entitled to have a majority of the members of the operations committee represented by class A directors or directors designated by Digital Radio under the terms of the class B preferred stock or the securities purchase agreement. With respect to matters other than the election of directors, shares of class A preferred stock vote together as a class with shares of common stock and each share of class A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which that share is convertible.

      The operations committee consists of five members, three of whom are entitled to be selected from among Digital Radio’s representatives on the board of directors, as described above. The operations committee has the authority to formulate key aspects of our business strategy, including decisions relating to the technology we use, subject to existing equipment purchase agreements; acquisitions; the creation and approval of operating and capital budgets and marketing and strategic plans; approval of financing plans; endorsement of nominees to the board of directors; and nomination and oversight of specified executive officers. If a majority of our board members who are independent of Mr. McCaw vote to override actions taken or proposed by the operations committee, there are no consequences to us. If the board of directors acts to revoke or terminate the authority of the operations committee, a $25 million liquidated damages payment must be made to Digital Radio, except in specified circumstances. The securities purchase agreement, our certificate of incorporation, and our by-laws delineate a number of circumstances, chiefly involving or resulting from specified events with respect to Digital Radio or Mr. McCaw, in which the operations committee could be terminated by action of the board of directors but the liquidated damages payment would not be required. Shares of class A preferred stock are entitled to dividends only to the extent declared or paid with respect to common stock, in amounts equal to the amounts that would be received had the class A preferred stock been converted into common stock. Upon liquidation, dissolution or winding up of our company, the holders of class A preferred stock are entitled to receive a liquidation preference equal to the stated value of the class A preferred stock plus any accrued but unpaid dividends.

      Each share of class A preferred stock is convertible at the election of the holder into six shares of common stock, subject to specified adjustments. Upon the occurrence of specified events, including the failure of Digital Radio, Mr. McCaw and his controlled affiliates to own at least 5% of the voting power of our equity securities, the shares of class A preferred stock are automatically converted into shares of common stock. In addition, shares of class A preferred stock are automatically converted into shares of class C preferred stock on a one-for-one basis upon the occurrence of specified events, including the reduction of Digital Radio’s ownership interest in the class A preferred stock to below 51% of the then outstanding class A preferred stock or foreclosure by a secured party upon shares of class A preferred stock pledged to that secured party. Shares of class A preferred stock are also redeemable at our option upon the occurrence of specified events constituting a change in control, as defined in the terms of our certificate of incorporation, at a redemption price equal to the stated value of the class A preferred stock plus the amount of any accrued or declared but unpaid dividends on the class A preferred stock.

2. Class B Preferred Stock

      The purpose of the class B preferred stock is to provide a protection for Digital Radio’s right to proportionate representation on the board of directors, to the extent not provided by Digital Radio’s ownership of class A preferred stock, and to establish a mechanism for the payment of the $25 million liquidated damages payment contemplated by the securities purchase agreement if the board of directors takes specified actions in specified circumstances with respect to the operations committee that give rise to this payment. Shares of class B preferred stock are automatically converted on a one-for-one basis to shares of common stock if the equity interest of Digital Radio, Mr. McCaw and his controlled affiliates falls below 5% or if specified transfers of class B preferred stock occur.

3. Class C Preferred Stock

      The purpose of the class C preferred stock is to protect the economic attributes of the class A preferred stock if specified events resulting in the termination of the corporate governance rights associated with the class A preferred stock occur. The terms of the class C preferred stock are substantially the same as the terms of the class A preferred stock except that holders of class C preferred stock have no special voting rights in the election of directors, including the appointment of directors to the operations committee.

4. Series D Preferred Stock

      The series D preferred stock ranks equally with the series E preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above and are set forth in detail in the securities purchase agreement referred to above and in our certificate of incorporation. Dividends on the series D preferred stock are cumulative at 13% per year and are payable quarterly in cash or, on or before July 15, 2002, at our sole option, in additional shares of series D preferred stock. The series D preferred stock is mandatorily redeemable on July 15, 2009. It may be redeemed at specified prices in whole or in part at our option after December 15, 2005 and, in specified circumstances, after July 15, 2002. The series D preferred stock is also exchangeable, in whole but not in part, at our option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

5. Series E Preferred Stock

      The series E preferred stock ranks equally with the series D preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above and are set forth in detail in the securities purchase agreement referred to above and in our certificate of incorporation. Dividends on the series E preferred stock are cumulative at 11.125% per year and are payable quarterly in cash or, on or before February 15, 2003, at our sole option, in additional shares of series E preferred stock. The series E preferred stock is mandatorily redeemable on February 15, 2010. It may be redeemed at specified prices in whole or in part at our option after December 15, 2005 and, in specified circumstances, after February 15, 2003. The series E preferred stock is also exchangeable, in whole but not in part, at our option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

6. Zero Coupon Convertible Preferred Stock Due 2013

      The zero coupon convertible preferred stock ranks equally with the series D preferred stock and the series E preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock, and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above and are set forth in detail in the securities purchase agreement referred to above and in our certificate of incorporation. The zero coupon convertible preferred stock had an initial liquidation preference of $253.675 per share. No dividends are payable with respect to the zero coupon convertible preferred stock; however, the liquidation preference accretes from the issuance date at an annual rate of 9.25% compounded quarterly. The zero coupon convertible preferred stock is convertible at the option of the holders before redemption or maturity into common stock at a conversion rate of 19.4882 shares of common stock per share of zero coupon convertible preferred stock, subject to adjustment upon the occurrence of specific events. The zero coupon convertible preferred stock is redeemable at our option beginning December 23, 2005 and may be tendered by the holders for acquisition by us on December 23, 2005 and 2008. The zero coupon convertible preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. We may elect, subject to the satisfaction of specific requirements, to pay any redemption or tender price with common stock.

D. Relevant Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law

      Our certificate of incorporation and our by-laws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control of our company, we believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our by-laws.

1. Board of Directors

      Our certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the term of each class expiring in a different year. Our by-laws provide that the board of directors will consist of one or more members, and that the number of directors will be determined by resolution of the board of directors or by the stockholders at their annual meeting or a special meeting. We are a party to agreements with some of our stockholders that entitle specified stockholders to name specified nominees to be elected to the board of directors; these agreements could require us to increase the size of the board of directors. Additionally, the holders of class A preferred stock, voting separately as a class, are entitled to elect a specified number of members of the board of directors. Under the terms of the securities purchase agreement with Mr. McCaw, we cannot increase the size of the board of directors to be greater than sixteen members without the consent of Digital Radio. The board of directors currently consists of ten directors. Subject to any rights of holders of preferred stock, a majority of the board of directors then in office has the sole authority to fill any vacancies on the board of directors. Under Delaware law, stockholders may remove members of a classified board only for cause.

2. Stockholder Actions and Special Meetings

      Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent instead of a meeting. Our by-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders may be called only by our president, at the request of a majority of the board of directors or at the request of stockholders owning a majority of our entire capital stock issued and outstanding and entitled to vote.

3. Anti-Takeover Statute

      Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers in Delaware. Subject to specified exceptions listed in this statute, Section 203 of the Delaware General Corporation Law provides that a corporation may not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding specified shares; or

•	on or after that date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Except as specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the relevant date; and

•	the affiliates and associates of the above.

      Under specific circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption. Our certificate of incorporation and by-laws do not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

VII. DILUTION

      The following table provides information concerning net tangible book value and pro forma dilution as of June 30, 2001. The net tangible book value deficit of the common stock as of June 30, 2001 was about $5.48 billion, or $7.16 per share. Net tangible book value deficit per share represents the amount of our stockholders’ equity, less intangible assets, divided by the 765,427,190 shares of common stock outstanding on June 30, 2001 after giving effect to the conversion of the outstanding shares of our nonvoting common stock.

      For purposes of the following table, net tangible book value dilution per share represents the difference between $23.84, which is the initial conversion price of the convertible notes, and the pro forma net tangible book value deficit per share of common stock as of June 30, 2001. After giving effect to the conversion of the convertible notes and assuming conversion of all of the convertible notes and taking into account our expenses, our net tangible book value deficit per share as of June 30, 2001 would have been $5.55. The following table illustrates this pro forma per share dilution:

Initial conversion price of the convertible notes		$23.84

Net tangible book value deficit per share before conversion	$(7.16)

Increase per share attributable to conversion of the convertible notes	$1.61

Pro forma net tangible book value deficit per share after conversion of the convertible notes		$(5.55)

Dilution of net tangible book value per share to holders of the convertible notes		$29.39

VIII. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      In the opinion of Jones, Day, Reavis & Pogue, the following are the material United States federal income tax consequences relating to the purchase, ownership and disposition of the convertible notes and of the common stock into which the convertible notes may be converted. For purposes of this discussion, the Internal Revenue Service is referred to as the IRS.

      This discussion:

•	does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on its particular tax situation;

•	is based on the provisions of the Internal Revenue Code of 1986, as amended, which is referred to in this discussion as the “Code;” the applicable Treasury Regulations promulgated or proposed under the Code, which are referred to in this discussion as the “Treasury Regulations;” and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis;

•	deals only with a beneficial owner, or “holder,” of a convertible note that will hold convertible notes and common stock into which the convertible notes may be converted as “capital assets,” within the meaning of Section 1221 of the Code;

•	does not address tax consequences applicable to holders that may be subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, traders who elect to mark to market their securities, persons that will hold convertible notes as a position in a hedging or constructive sale transaction, “straddle” or “conversion” or other integrated transaction for tax purposes, or persons that have a “functional currency” other than the U.S. dollar; and

•	does not address the tax consequences to persons other than U.S. holders, as defined below.

      Nextel has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and Nextel cannot be sure that the IRS will agree with those statements and conclusions. In addition, the IRS may successfully assert a contrary position. This discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

      As used in this prospectus, the term U.S. holder means a beneficial owner of a convertible note or of common stock into which a convertible note is converted that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust over which a court within the United States is able to exercise primary supervision over the administration of the trust and with respect to which one or more United States persons have the authority to control all substantial decisions, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person; or

•	a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any state, except as Treasury regulations may provide.

      Investors considering the purchase of convertible notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

      Interest on Convertible Notes. Interest paid on the convertible notes will be taxable to a U.S. holder as ordinary interest income when received or accrued, in accordance with the holder’s method of tax accounting. We are obligated to pay liquidated damages to holders of the convertible notes in circumstances described under “IV. Selling Security Holders.” According to Treasury Regulations, the possibility of an additional payment on the convertible notes will not affect the amount of interest income recognized by a holder, or the timing of this recognition, if the likelihood of the additional payment is remote as of the date the debt obligations are issued. Nextel believes that the likelihood of the payment of liquidated damages is remote and does not intend to treat this possibility as affecting the yield to maturity of any convertible note. Notwithstanding the above, if liquidated damages are paid, the payments will be treated by Nextel as interest income to the holder. Similarly, Nextel intends to take the position that the likelihood of a redemption or a repurchase upon a Fundamental Change is remote under the Treasury Regulations, and likewise it does not intend to treat the possibility of such a redemption or repurchase as affecting the yield to maturity of any convertible note.

      Constructive Dividend. Some corporate transactions, such as distributions of assets to holders of common stock, may cause a deemed distribution to the holders of the convertible notes if the conversion price or conversion ratio of the convertible notes is adjusted to reflect the corporate transaction. These deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed below under “— Dividends on Common Stock.”

      Market Discount. If a U.S. holder purchases a convertible note for an amount less than its principal amount, then the difference will be treated as market discount. Under the market discount rules, a U.S. holder will be required, subject to a de minimis exception, to treat any principal payment on a convertible note or any gain on the sale, exchange, retirement or other disposition of a convertible note, as ordinary income to the extent of the market discount which has not previously been included in income and which is treated as having accrued on that convertible note at the time of that payment or disposition. If a convertible note with accrued market discount is converted into common stock of Nextel under the conversion feature, the amount of the accrued market discount generally will be taxable as ordinary income upon the disposition of the common stock. In addition, the U.S. holder may be required to defer, until the maturity of the convertible note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry that convertible note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the convertible note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder of a convertible note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Amortizable Bond Premium. If a U.S. holder purchases a convertible note for an amount in excess of its stated principal amount, plus accrued interest, the holder generally will be considered to have purchased the convertible note with amortizable bond premium. A U.S. holder generally may elect to amortize this premium from the purchase date to the convertible note’s maturity date under a constant yield method. Amortizable bond premium generally is treated as an offset to interest income on the convertible note and not as a separate deduction.

      Amortizable bond premium, however, will not include any premium attributable to the convertible note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the convertible note’s purchase price over what the convertible note’s fair market value would be if there was no conversion feature. Also, because the convertible notes may be redeemed at the option of Nextel at a price in excess of their principal amount, a holder may be required to amortize any premium based on an earlier call date and the call price payable at that time. An election to amortize amortizable bond premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Conversion of the Convertible Notes. A U.S. holder generally will not recognize any income, gain or loss upon conversion of a convertible note into common stock, except to the extent the common stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income, or with respect to cash received instead of a fractional share of common stock. The holder’s tax basis in common stock received upon conversion of a convertible note will be the same as the holder’s adjusted tax basis in the convertible note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period of the common stock received upon conversion generally will include the holding period of the convertible note converted. However, a holder’s tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of the accrued interest included in income, and the holding period for those shares will begin as of the date of conversion of the convertible notes.

      Cash received instead of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash instead of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis in the fractional share.

      Dividends on Common Stock. Distributions on common stock will constitute dividends for United States federal income tax purposes to the extent of Nextel’s current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction.

      To the extent that a U.S. holder receives a distribution on common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the common stock. Any distribution in excess of the holder’s tax basis in the common stock will be treated as capital gain.

      Sale or Exchange of Convertible Notes or Common Stock. In general, a U.S. holder of convertible notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the convertible notes measured by the difference between:

•	the amount of cash and the fair market value of any property received, except to the extent attributable to the payment of accrued interest; and

•	the U.S. holder’s tax basis in the convertible notes.

      A U.S. holder’s tax basis in convertible notes generally will equal the cost of the convertible notes to the holder.

      In general, each U.S. holder of common stock into which the convertible notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the convertible notes. Special rules may apply to redemptions of the common stock which may result in an amount paid being treated as a dividend. Gain or loss on the disposition of the convertible notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the convertible notes or the common stock disposed of exceeded one year. Net long-term capital gain realized by individuals and certain other U.S. holders is generally taxable at a maximum rate of 20%, and at a maximum rate of 18% if the holding period of the convertible notes or the common stock disposed of exceeded five years.

Information reporting and backup withholding

      Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the convertible notes or common stock made by Nextel with respect to non-corporate U.S. holders. These holders generally will be subject to backup withholding unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder’s federal income tax, upon furnishing the required information to the IRS.

IX. PLAN OF DISTRIBUTION

      The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling security holders listed in the table set forth in “IV. Selling Security Holders” or, alternatively, through underwriters, broker-dealers or agents. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the convertible notes or common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on an exchange or over-the-counter market; and

•	through the writing of options.

      In connection with sales of the securities, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

      The selling security holders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling security holders.

      At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

      We have agreed to indemnify the selling security holders against specified liabilities under the Securities Act of 1933 and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

X.  LEGAL MATTERS

      Jones, Day, Reavis & Pogue, Atlanta, Georgia, will pass upon the validity of the securities offered by this prospectus.

XI.  EXPERTS

      The consolidated financial statements and related financial statement schedules of Nextel that are incorporated in this prospectus by reference from Nextel’s annual report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

XII.  WHERE YOU CAN GET MORE INFORMATION

A.  Available Information

      We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission’s web site on the Internet at http://www.sec.gov.

      Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

B.  Incorporation of Documents by Reference

      The Securities and Exchange Commission allows us to incorporate by reference information that we have filed with the Commission into this prospectus. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission will automatically update and supersede the information in or incorporated by reference into this prospectus, as described below.

      We will make documents incorporated by reference available to you without charge upon your oral or written request. Requests for those documents should be directed to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the year ended December 31, 2000, dated and filed with the Commission on April 2, 2001;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2001, dated and filed with the Commission on May 15, 2001;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2001, dated and filed with the Commission on August 10, 2001;

•	Current reports on Form 8-K:

•	dated and filed with the Commission on January 22, 2001;

•	dated and filed with the Commission on January 29, 2001;

•	dated and filed with the Commission on February 16, 2001;

•	dated and filed with the Commission on March 14, 2001;

•	dated and filed with the Commission on May 1, 2001;

•	dated and filed with the Commission on May 24, 2001;

•	dated and filed with the Commission on May 29, 2001;

•	dated and filed with the Commission on May 31, 2001;

•	dated and filed with the Commission on July 24, 2001;

•	dated and filed with the Commission on August 27, 2001; and

•	dated and filed with the Commission on September 7, 2001;

•	Proxy statement, dated and filed with the Commission in definitive form on April 13, 2001, with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

•	The description of the common stock contained in the registration statement on Form 8-A dated January 16, 1992 including the information incorporated by reference into that registration statement from the registration statement on Form S-1, as amended, dated as of January 27, 1992.

      We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. This additional information is a part of this prospectus from the date of filing of those documents.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this prospectus or incorporated or deemed to be incorporated in this prospectus by reference should be read in conjunction with documents filed with the Commission by Nextel International.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

      The table below sets forth the various expenses and costs to be incurred by Nextel Communications, Inc. in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions which will be borne by the selling security holders. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$250,000

Printing expenses	25,000

Legal fees and expenses	50,000

Accounting fees and expenses	20,000

Trustee fees and expenses	3,500

Miscellaneous expenses	1,500

Total	$350,000

ITEM 15.	Indemnification of Directors and Officers

      Set forth below is a description of certain provisions of our Restated Certificate of Incorporation, as amended (the “Nextel Charter”), our Amended and Restated By-laws (the “Nextel By-laws”), and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws, and the DGCL.

      Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

      Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit, or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

      On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the “Indemnification Agreement”) with each director of Nextel. Nextel has entered into an Indemnification Agreement with each of its directors and officers.

      One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act, or neglect or breach of duty, including any actual or alleged error, misstatement, or misleading statement, which such person commits, suffers, permits, or acquiesces in while acting in the Indemnitee’s position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the Indemnitee:

      (i)  which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

      (ii)  based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

      In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

      The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee’s rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 16.  Exhibits

      All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by Nextel Communications, Inc., file no. 0-19656, unless otherwise indicated.

Exhibit
Number		Description of Exhibits

4.1.	1
— Restated Certificate of Incorporation of Nextel (filed June 1, 2000 as Exhibit 3.1 to Nextel’s post-effective amendment no. 2 to registration statement no. 33-1290 on Form S-4 and incorporated herein by reference).

Exhibit
Number		Description of Exhibits

4.1.	2
— Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13% Series D Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (filed July 22, 1997 as Exhibit 4.1 to Nextel’s current report on Form 8-K dated July 21, 1997 and incorporated herein by reference).

4.1.	3
— Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 11.125% Series E Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (filed February 12, 1998 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.1.	4
— Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Zero Coupon Convertible Preferred Stock due 2013 and Qualifications, Limitations and Restrictions Thereof (filed February 10, 1999 as Exhibit 4.16 to Nextel’s registration statement on Form S-4 and incorporated herein by reference).

4.2
— Amended and Restated By-Laws of Nextel (filed July 31, 1995 as Exhibit 4.2 to Nextel’s post-effective amendment no. 1 on Form S-8 to registration statement no. 33-91716 on Form S-4 and incorporated herein by reference).

4.3
— Indenture dated March 6, 1997 between Nextel International and The Bank of New York, as Trustee, relating to Nextel International’s 13.0% Senior Discount Notes due 2007 (filed March 31, 1997 as Exhibit 4.24 to Nextel’s annual report on Form 10-K for the year ended December 31, 1996 (the “1996 Form 10-K”) and incorporated herein by reference).

4.4		— Warrant Agreement dated March 6, 1997, between Nextel International and The Bank of New York (filed March 31, 1997 as Exhibit 4.26 to the 1996 Form 10-K and incorporated herein by reference).
4.5
— Indenture dated September 17, 1997 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 10.65% Senior Redeemable Discount Notes due 2007 (filed September 22, 1997 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.6
— Indenture dated October 22, 1997 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 9.75% Senior Serial Redeemable Discount Notes due 2007 (filed October 23, 1997 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.7
— Indenture dated February 11, 1998 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 9.95% Senior Serial Redeemable Discount Notes due 2008 (filed February 12, 1998 as Exhibit 4.2 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.8
— Indenture dated November 4, 1998 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 12.0% Senior Serial Redeemable Notes due 2008 (filed February 10, 1999 as Exhibit 4.13.1 to Nextel’s registration statement on Form S-4 and incorporated herein by reference).

4.9
— Indenture dated March 12, 1998 between Nextel International and The Bank of New York, as Trustee, relating to Nextel International’s 12.125% Senior Serial Redeemable Discount Notes due 2008 (filed May 14, 1998 as Exhibit 4.1 to Nextel International’s quarterly report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference).

Exhibit
Number		Description of Exhibits

4.10
— Indenture dated June 16, 1999 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 4.75% Convertible Senior Redeemable Notes due 2007 (filed June 23, 1999 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.11
— Indenture dated November 12, 1999 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 9.375% Senior Serial Redeemable Notes due 2009 (filed November 15, 1999 as Exhibit 4.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 1999 (the “1999 Third Quarter 10-Q”) and incorporated herein by reference).

4.12
— Indenture dated January 26, 2000 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel’s 5.25% Convertible Senior Redeemable Notes due 2010 (filed January 26, 2000 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.13
— Indenture dated August 1, 2000 between Nextel International and The Bank of New York, as Trustee, relating to Nextel International’s 12.75% Senior Serial Redeemable Notes due 2010 (filed August 2, 2000 as Exhibit 4.1 to Nextel International’s current report on Form 8-K dated August 1, 2000 and incorporated herein by reference).

4.14
— Indenture dated January 26, 2001, between Nextel and BNY Midwest Trust Company, as Trustee, relating to Nextel’s 9.5% Senior Serial Redeemable Notes due 2011 (filed January 29, 2001 as Exhibit 4.1 to Nextel’s current report on Form 8-K incorporated herein by reference).

4.15	.1
— Indenture, dated as of May 29, 2001, by and between Nextel and BNY Midwest Trust Company, as Trustee, relating to Nextel’s 6% Convertible Senior Notes due 2011 (filed May 29, 2001 as Exhibit 4.1 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.15	.2
— Registration Rights Agreement, dated as of May 29, 2001, by and between Nextel and Morgan Stanley & Co. Incorporated relating to Nextel’s 6% Convertible Senior Notes due 2011 (filed May 29, 2001 as Exhibit 4.2 to Nextel’s current report on Form 8-K and incorporated herein by reference).

4.16	.1
— Amended and Restated Credit Agreement dated November 9, 1999 among Nextel, Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, Toronto Dominion (Texas) Inc., as Administrative Agent, and The Chase Manhattan Bank as Collateral Agent (filed November 15, 1999 as Exhibit 4.3 to the 1999 Third Quarter 10-Q and incorporated herein by reference).

4.16	.2
— Tranche D Term Loan Agreement dated March 15, 2000 among Nextel, Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, Toronto Dominion (Texas), as Administrative Agent, and The Chase Manhattan Bank as Collateral Agent (filed March 15, 2000 as Exhibit 4.1 to the current report on Form 8-K and incorporated herein by reference).

4.16	.3
— Amendment no. 1 dated April 26, 2000 to the Amended and Restated Credit Agreement dated November 9, 1999 among Nextel, Nextel Finance Company, the Other Restricted Companies party thereto, the Lenders party thereto, Toronto Dominion (Texas), as Administrative Agent, and The Chase Manhattan Bank, as Collateral Agent (filed May  5, 2000 as Exhibit 4.1 to the current report on Form  8-K and incorporated herein by reference).

Exhibit
Number		Description of Exhibits

4.16	.4
— Amendment no. 2 dated March 29, 2001 to the Amended and Restated Credit Agreement dated November 9, 1999, as amended, among Nextel, Nextel Finance Company, the Other Restricted Companies party thereto, the Lenders party thereto, Toronto Dominion (Texas), as Administrative Agent, and The Chase Manhattan Bank, as Collateral Agent (filed April 2, 2001 as Exhibit 4.13.4 to Nextel’s annual report on Form 10-K for the year ended December  31, 2000 and incorporated herein by reference).

* 5		— Form of Opinion of Jones, Day, Reavis & Pogue regarding validity.
* 8		— Form of Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
*12		— Statement regarding computation of earnings to fixed charges and preferred stock dividends.
23.1		— Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5 and 8).
*23.2		— Consent of Deloitte & Touche LLP.
*24.1		— Powers of Attorney for all signatories other than Mr. Saleh.
*24.2		— Power of Attorney for Mr. Saleh.
*25		— Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

*	Filed herewith

ITEM 17.  Undertakings

      (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, in the Commonwealth of Virginia, on the 12th day of September 2001.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ LEONARD J. KENNEDY

Leonard J. Kennedy
Senior Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* William E. Conway, Jr.	Chairman of the Board of Directors

* Timothy M. Donahue	President, Chief Executive Officer and Director (principal executive officer)

* Paul Saleh	Chief Financial Officer and Executive Vice President (principal financial officer)

* William G. Arendt	Vice President and Controller (principal accounting officer)
* Morgan E. O’Brien	Vice Chairman of the Board
* Daniel F. Akerson	Director
* Keith J. Bane	Director
* Frank M. Drendel	Director
* Janet Hill	Director
* William E. Kennard	Director

Signature	Title	Date

* Craig O. McCaw	Director
* Dennis M. Weibling	Director
/s/ LEONARD J. KENNEDY Leonard J. Kennedy	*Attorney-in-fact	September 12, 2001

EXHIBITS

Exhibit
Number	Description of Exhibits

* 5	— Form of Opinion of Jones, Day, Reavis & Pogue regarding validity.
* 8	— Form of Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
*12	— Statement regarding computation of earnings to fixed charges and preferred stock dividends.
23.1	— Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5 and 8).
*23.2	— Consent of Deloitte & Touche LLP.
*24.1	— Powers of Attorney for all signatories other than Mr. Saleh.
*24.2	— Power of Attorney for Mr. Saleh.
*25	— Statement of eligibility under the Trust Indenture Act of 1939 on Form T-1.

*	Filed herewith